Exhibit 99.1

Equillium Announces Appointment of Barbara Troupin to Board of Directors

LA JOLLA, California, March 1, 2022 - Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company focused on developing novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need, today announced the appointment of Barbara Troupin, M.D., to the Equillium Board of Directors. Dr. Troupin will serve as a member of the Nominating and Corporate Governance Committee of the Board.

"We are very happy to welcome Dr. Barbara Troupin to the Equillium Board," said Dan Bradbury, chairman of the board of directors of Equillium. "Her experience building and leading clinical development, medical and regulatory affairs functions, as well as her background in global strategy and medical and commercial positioning across multiple therapeutic areas will be invaluable as Equillium prepares to initiate its Phase 3 study in acute graft-versus-host disease and expands its clinical programs with newly acquired assets from Bioniz Therapeutics.”

Dr. Troupin was most recently senior vice president of Myokardia, leading all medical affairs functions, product positioning and launch readiness in the U.S. and E.U. for their first-to-market, precision medicine treatment for hypertrophic cardiomyopathy. Prior to Myokardia, Dr. Troupin was chief medical officer at ERX Pharmaceuticals, a clinical-stage company focused on the discovery and clinical development of innovative drugs to treat obesity and related metabolic diseases; chief medical officer at Aquinox, a clinical-stage company developing novel therapeutics for chronic urological conditions, inflammation, and pain; and chief medical officer at Apricus Biosciences, a biopharmaceutical company advancing innovative medicines in urology, endocrinology, and rheumatology. Prior to Apricus, Dr. Troupin was vice president of medical affairs at VIVUS.

Dr. Troupin has completed executive education through Harvard’s Women on Life Science Boards and was selected as a 2019 Women in Bio Boardroom Ready participant with frequent continuing education on board leadership. Barbara has a Doctorate in Medicine (M.D.) from the University of Pennsylvania School of Medicine and completed her Residency in Family Medicine at SHARP Healthcare in San Diego. She has a Master’s in Business Administration (M.B.A.) from The Wharton School of Business and a Bachelor of Arts in Biochemistry and Cell Biology from University of California.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel immunomodulatory assets targeting immuno-inflammatory pathways. Itolizumab, a first-in-class monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells, that is advancing into a Phase 3 study for patients with acute graft-versus-host disease (aGVHD) and is in a Phase 1b study for patients with lupus/lupus nephritis. BNZ-1, a first-in-class tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15, is Phase 2 ready and expected to begin enrolling patients in an alopecia areata study in the second half of 2022. BNZ-2, a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21, is ready for clinical development and expected to begin enrolling patients in a Phase 1 study to include patients with celiac disease in the second half of 2022.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", “could”, “continue”, "expect", "estimate", “may”, "plan", "outlook", “future” and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Because such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to statements regarding the potential benefit of treating patients with aGVHD, uncontrolled asthma, or lupus/lupus nephritis with itolizumab, Equillium’s plans and expected timing for developing itolizumab including the expected timing of initiating, completing and announcing further results from the EQUATE, EQUIP, and EQUALISE studies, the potential for any of Equillium’s ongoing or planned clinical studies to show safety or efficacy, statements regarding the impact of new leadership team members, Equillium’s anticipated timing of regulatory review and feedback, Equillium’s cash runway, and Equillium’s plans and expected timing for developing itolizumab and potential benefits of itolizumab. Risks that contribute to the uncertain nature of the forward-looking statements include: uncertainties related to the abilities of the leadership team to perform as expected; Equillium’s ability to execute its plans and strategies; risks related to performing clinical studies; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; whether the results from clinical studies will validate and support the safety and efficacy of itolizumab; changes in the competitive landscape; uncertainties related to Equillium’s capital requirements; and having to use cash in ways or on timing other than expected and the impact of market volatility on cash reserves. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting EDGAR on the SEC web site at http://www.sec.gov and on the Company’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com

Media Contacts

Aljanae Reynolds

Wheelhouse Life Science Advisors

areynolds@wheelhouselsa.com